Exhibit 12

INTERFACE, INC.

COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended										For the Three Months Ended
	January 2, 2005		January 1, 2006		December 31, 2006		December 30, 2007		December 28, 2008		March 30, 2008		April 5, 2009
	(in thousands, except for the ratio amounts)
EARNINGS:
Income (loss) from continuing operations before taxes	$10,261		$32,023		$56,847		$94,554		$8,527		$22,955		$(3,849)
Fixed charges	60,300		58,981		54,475		44,915		43,436		10,354		9,930
Amortization of capitalized interest	149		202		319		453		618		155		156
Capitalized interest	(600)		(900)		(1,127)		(896)		(960)		(210)		(115)
	$70,110		$90,306		$110,514		$139,026		$51,621		$33,254		$6,122

FIXED CHARGES:
Amortization of deferred debt costs	$3,644		$2,307		$1,857		$1,201		$1,404		$351		$335
Interest expense	46,023		45,541		42,204		34,110		31,480		7,828		7,673
Capitalized interest	600		900		1,127		896		960		210		115
Interest element of rent expense	10,033		10,233		9,287		8,708		9,592		1,965		1,807
	$60,300		$58,981		$54,475		$44,915		$43,436		$10,354		$9,930

Ratio of earnings to fixed charges	1.2	x	1.5	x	2.0	x	3.1	x	1.2	x	3.2	x	0.6	x	(1)

(1) For the quarter ended April 5, 2009, earnings were insufficient to cover fixed charges by $3.8 million.